Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


      This ASSET PURCHASE AGREEMENT, dated as of July 14, 2002 (the "Agreement"), is made by and between SCIENT, INC., a Delaware corporation ("Scient"), IXL ENTERPRISES, INC., a Delaware corporation and a wholly owned subsidiary of Scient ("IXLE"), SCIENT ENTERPRISES, INC., a Delaware corporation and a wholly owned subsidiary of Scient ("SEI"), IXL, INC., a Delaware corporation and a wholly owned subsidiary of IXLE ("IXLI" and collectively with Scient, IXLE, and SEI the "Sellers" and each individually a "Seller"), and SBI AND COMPANY, a Utah corporation ("SBI"), and SBI SCIENT INC., a Utah corporation and a wholly owned subsidiary of SBI ("SBIS"). Reference is made to Article 10 commencing on page 27 for the definition of certain terms used in this Agreement.

      WHEREAS, SBIS desires to purchase certain specified assets of Sellers associated with the conduct of Sellers' businesses, and Sellers desire to sell, convey, assign and transfer to SBIS those specified assets in the manner and subject to the terms and conditions set forth herein.

      WHEREAS, each of the Sellers intends to file a voluntary petition (the "Petition") for relief pursuant to Title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (as amended, the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") immediately following the execution of this Agreement commencing a case under Chapter 11 of the Bankruptcy Code (the "Bankruptcy Case").

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1.
                           PURCHASE AND SALE OF ASSETS

      SECTION 1.01 Acquired Assets. On the terms and subject to the conditions precedent set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to SBIS and SBIS shall purchase and accept from Sellers, all of the assets, property, rights and claims of Sellers including those set forth in Schedule 1.01 (collectively, the "Acquired Assets"), free and clear of all Liens and possessory or ownership rights; provided, that the Acquired Assets shall not include the Excluded Assets as set forth in Section 1.02.

      SECTION 1.02 Excluded Assets. The assets and properties of Sellers listed or described in Schedule 1.02 are not being sold but will remain the property of Sellers (the "Excluded Assets").

      SECTION 1.03 Assumed Obligations. On the terms and subject to the conditions set forth in this Agreement (including the limitations of Section 1.04), at the Closing SBIS shall assume from Sellers and thereafter pay, perform or discharge in accordance with their terms (i) the accrued liabilities which are specifically set forth in Schedule 1.03, (ii) the obligations under the Acquired Customer Contracts arising from and after the Closing Date, and (iii) any obligations to be explicitly assumed by SBIS in accordance with the Pre-Petition Financing

Agreement and the DIP Financing Agreement upon SBIS being the successful bidder at the Auction in the Bankruptcy Case (collectively, the "Assumed Obligations").

      SECTION 1.04 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing or commitment (written or oral) to the contrary, SBIS is assuming only the Assumed Obligations and neither SBIS nor any of its Affiliates is assuming any other liability or obligation of Sellers (or any predecessors or Affiliates of Sellers or any prior owners of all or part of their businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Sellers (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, none of the following shall be Assumed Obligations for the purposes of this Agreement and shall be deemed Excluded Liabilities:

            (a)   any liability or obligation under any Environmental Laws;

            (b) any liability or obligation under any contract, other than the Acquired Customer Contracts, except for the liabilities specifically set forth in Schedule 1.03;

            (c) any liability or obligation arising out of any breach of or default under any Acquired Customer Contract relating to any period prior to Closing (which is understood to include ordinary services warranty claims or work relating to services sold or provided prior to Closing under an Acquired Customer Contract);

            (d) any liability or obligation for indebtedness for borrowed money or evidenced by bonds or notes (including accrued interest and fees with respect thereto);

            (e)   any Taxes;

            (f)   any liability or obligation relating to an Excluded Asset;

            (g) Sellers' employee liabilities not set forth as an Assumed Obligation;

            (h) Any of Sellers' obligations that relate to or arise out of that certain Promissory Note dated March 18, 2002 in the principal amount of $9,400,000 payable by Scient, Inc. to Inmark Capital Corp., together with all instruments and documents related thereto, as amended and/or assigned (collectively, the "Term Loan");

            (i) Any obligation of Sellers to provide cure as required under
Section 365 of the Bankruptcy Code with respect to any of the Acquired Assets;

            (j) Any liabilities or obligations of Sellers under any Seller Employee Plan or Benefit Arrangement including, without limitation, any COBRA related liabilities or obligations; and

            (k)   WARN Act liabilities, as set forth in Section 6.03 hereof.


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


      SECTION 1.05 Purchase Price. In consideration for the Acquired Assets and subject to the assumption by SBIS of the Assumed Obligations, as of the Closing Date SBIS will pay to Sellers an aggregate purchase price of $15,470,000; provided that this amount shall be reduced by the amount that the aggregate principal amount outstanding under the Pre-Petition Financing Agreement and the DIP Financing Agreement as of the Closing Date is less than $4,900,000. $10,570,000 of the Purchase Price will be paid, in cash, at the Closing, and the remainder will be paid by the reduction by SBI, dollar for dollar, of the aggregate principal amount outstanding under the Pre-Petition Financing Agreement and the DIP Financing Agreement as of the Closing Date.

      SECTION 1.06 Allocation of Purchase Price. Not later than 10 days after the Closing Date, SBIS shall deliver to the Sellers an allocation of the Purchase Price among the Acquired Assets (the "Allocation"). Each of the Sellers and SBIS shall, on a timely basis, report the allocation of the Purchase Price consistent with the Allocation, and shall not take any position on their respective income tax returns that is inconsistent with the Allocation.

                                   ARTICLE 2.
                                   THE CLOSING

      SECTION 2.01 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Scient, whose address is 79 Fifth Avenue, New York, New York 10003, at 10:00 a.m. on the second business day after the Sale Order (as defined in Article 10) has become final and non-appealable and not subject to any stay, or at such other time, date and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date").

      SECTION 2.02 Deliveries at Closing.(a) At the Closing, Sellers shall deliver to SBI and SBIS (i) such bills of sale, assignments of leases and contracts, consents and any other instruments of conveyance that, in the reasonable judgment of SBIS, are reasonable and necessary to effectively vest in SBIS good title to the Acquired Assets, free and clear of all Liens; (ii) a certified copy of the Sale Order which has become final and non-appealable and not subject to any stay; (iii) stock certificates endorsed and registered in blank to transfer ownership of the UK Shares to SBIS (or such other documents reflecting transfer of ownership as SBIS may require); and (iv) any additional documents reasonably necessary to effectuate the full and complete transfer of the Acquired Assets in accordance with the terms and conditions of this Agreement.

            (b) At the Closing, SBI and SBIS shall deliver to Sellers (i) such duly executed instruments as are deemed necessary or appropriate to effectuate the assumption of the Assumed Obligations by SBIS, and (ii) the cash provided for in Section 1.05.

                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers represent and warrant to SBI and SBIS as follows:


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      SECTION 3.01 Organization. Except as set forth on Schedule 3.01, each
Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

      SECTION 3.02 Authority Relative to this Agreement. Each Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by the board of directors of each Seller, and each Seller has obtained any and all additional authorizations necessary to enter into this Agreement and for it to be enforceable by SBI and SBIS in accordance with its terms, including the approvals required by Delaware General Corporation Laws ss. 144. This Agreement has been duly and validly executed and delivered by Sellers and (assuming this Agreement constitutes a valid and binding obligation of SBIS) constitutes a valid and binding obligation of Sellers, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 3.03 File Bankruptcy Case; Consents and Approvals. The board of directors of each Seller has resolved to file the Bankruptcy Case and to request that the Bankruptcy Court approve this Agreement, and the transactions contemplated hereby; provided that such request may be withdrawn, modified or amended only in accordance with the provisions of Section 6.07. Subject to the entry of the Bidding Procedures Order (as defined in Section 6.07), Sellers have full power and authority to grant the Break-Up Fee and the Expense Reimbursement (each as defined in Section 6.08) without further order of the Bankruptcy Court, and the Break-Up Fee and Expense Reimbursement shall constitute allowed administrative expenses of Sellers under section 503(b)(1) of the Bankruptcy Code. Except for the Sale Order, no consent, approval, order, or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Sellers in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby. The date on which the Bankruptcy Case is filed shall be referred to herein as the "Filing Date".

      SECTION 3.04 No Violations. None of the execution, delivery or performance of this Agreement by Sellers, the consummation by Sellers of the transactions contemplated hereby, or compliance by Sellers with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation or bylaws of Sellers, (b) except as may arise under the Acquired Customer Contracts or as set forth on Schedule 3.04 result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any contract that is an Acquired Asset, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or Sellers' properties or assets, or (d) result in the creation or imposition of any encumbrance on any Acquired Asset or any liability on SBI or SBIS, except in the case of clauses (b), (c) and (d) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not reasonably be


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


expected, either alone or in combination with other Adverse Events (as defined below), to have a Material Adverse Effect. An "Adverse Event" is an act, event, occurrence, condition or matter in respect of the operation of the business, the Acquired Assets and the Assumed Obligations that may result in or have an adverse effect on the Acquired Assets, the Assumed Obligations, or the ability of SBIS to operate the business or use the Acquired Assets after the Closing.

      SECTION 3.05      Certain Assets.

            (a) Schedule 3.05(a) sets forth the street address of each parcel of real property (the "Real Property") occupied by Sellers, specifying whether such Real Property is leased or subleased and in the case of leases or subleases, the name of the lessor or sublessor. Except as set forth on Schedule 3.05(a), all such leases or subleases are in full force and effect in accordance with their terms, and Sellers are not in material breach or material default thereunder.

            (b) Schedule 3.05(b) sets forth all Intellectual Property that is owned by Sellers. Sellers have valid title to the Acquired Assets (including the Intellectual Property) and will convey such title to SBIS free and clear of any Lien.

      SECTION 3.06 Brokers. Other than as listed on Schedule 3.06, no person is entitled to any brokerage, financial advisory or finder's fee or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers. Schedule 3.06 sets forth a summary of the terms and conditions of any such fee paid as a result of this Agreement.

      SECTION 3.07 Acquired Customer Contracts. Except as disclosed in Schedule 3.07(a), to the knowledge of Sellers neither Sellers nor any other party thereto is in default or breach in any material respect under the terms of any Acquired Customer Contract, and to the knowledge of Sellers there are no material warranty, performance or similar claims pending, or to the knowledge of Sellers threatened, by a customer under any material Acquired Customer Contract. True and complete copies of each Acquired Customer Contract listed on Schedule 1.01(a) under the heading 2002 Customer List (and all amendments thereto) have been delivered or made available to SBI.

      SECTION 3.08 Litigation and Proceedings. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Sellers, threatened in writing against Sellers before any court or arbitrator or any government body, agency or official which (a) involves a customer under the Acquired Customer Contracts or (b) in any manner challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.

      SECTION 3.09 Receivables. The accounts receivable listed in Schedule 3.09 represent all of the accounts receivable of Sellers as of the close of business on July 1, 2002. All such accounts receivable arose from Sellers' conduct of their business in the ordinary course. Schedule 3.09 sets forth a list of all collection accounts, lockboxes, blocked or restricted accounts or similar accounts used by Sellers to collect accounts receivable which are included in the Acquired Accounts Receivable.


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


      SECTION 3.10      ERISA Representations.

            (a) The term "Employee Plan" means each material "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that is maintained, administered or contributed to by Sellers or any of its ERISA Affiliates that covers employees of the business or any of their ERISA Affiliates or in which such employees participate other than any plan exempt from ERISA pursuant to
Section 4(b)(4) of ERISA. The term "Benefit Arrangement" means each material employment, severance or other similar contract and material policy, plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (1) is not an Employee Plan, (2) is entered into, maintained or contributed to, as the case may be, by Sellers or any of their Affiliates to cover employees or former employees of Sellers or any of their Affiliates, and
(3) is not entered into, maintained or contributed to primarily for the benefit of persons substantially all of whom are nonresident aliens of the United States. No Employee Plan is a Multiemployer Plan or is subject to Title IV of ERISA.

            (b) The Acquired Assets are not now nor will they after the passage of time be subject to any Lien imposed under Section 412(n) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of the failure of Sellers or their ERISA Affiliates to make timely installments or other payments required by Section 412 of the Code with respect to any Employee Plan maintained by Sellers or their ERISA Affiliates prior to the Closing.

            (c) With respect to the employees of Sellers or any of Sellers' subsidiaries the principal work location of which is in the United States who are residents or citizens of the United States, there are no employee post-retirement medical or health plans in effect, except as required by COBRA or other applicable laws.

      SECTION 3.11 WARN Act. All "plant closings" (as defined in the WARN Act) or "mass layoffs" (as defined in the WARN Act) by Sellers prior to July 9, 2002 have been effected in accordance with the applicable laws. To the knowledge of Sellers, the notices provided to employees terminated on or after July 9, 2002 were in accordance with applicable laws.

      SECTION 3.12      [Intentionally deleted.]


      SECTION 3.13      Absence of Certain Changes.

            (a) Since May 31, 2002, except (x) as disclosed in Schedule 3.13 and
(y) for the transactions contemplated hereby, (i) Sellers have conducted their business in the ordinary course consistent with past practice and (ii) Sellers have not taken any of the actions set forth in Section 6.06.

            (b) Between the period of time commencing on January 1, 2000 and ending on the date of this Agreement, Sellers have not (i) changed any of the accounting principles used by it unless required by GAAP or applicable law, or
(ii) transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license of any intellectual property, or modified any existing rights with


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


respect thereto or entered into any licensing or similar agreements or arrangements, except in the ordinary course of business consistent with past practice.

                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES CONCERNING UK SUBSIDIARY

      As part of the Acquired Assets, SBIS is obtaining the UK Shares of the UK Subsidiaries, as defined in Schedule 1.01, and as to such UK Shares, Sellers represent and warrant to SBI and SBIS as follows:


       SECTION 4.01 Organization, Qualification, and Corporate Power. Each UK Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each UK Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected, either alone or in combination with other Adverse Events, to have a Material Adverse Effect. Each UK Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Sellers have delivered to SBI correct and complete copies of the charter and bylaws of each UK Subsidiary (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the register of members and other statutory books of the UK Subsidiaries have been properly and accurately kept and are correct and complete in all material respects. No UK Subsidiary is in default under or in violation of any provision of its charter or bylaws. Except as set forth in Schedule 4.01, all returns, resolutions and documents required to be filed with the registrar of companies in respect of the UK Subsidiaries have been duly filed.

       SECTION 4.02 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any UK Subsidiary is subject or any provision of the charter or bylaws of any UK Subsidiary or (b) except as set forth on Schedule 4.02, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any UK Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where such conflict, breach, default, termination, cancellation, acceleration, creation, imposition, modification or failure to give notice would not reasonably be expected, either alone or in combination with other Adverse Events, to have a Material Adverse Effect. No UK Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority for the Parties to consummate the transactions contemplated by this Agreement.


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


       SECTION 4.03 Title to Assets. Schedule 4.03 sets forth all material assets of the UK Subsidiaries necessary to carry on the businesses in which they are engaged and in which they presently propose to engage. Except as set forth in Schedule 4.03, the UK Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them listed thereon, or acquired after the date of this Agreement, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business.


       SECTION 4.04 UK Subsidiary. Schedule 4.04 sets forth for each UK Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each UK Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on Schedule 4.04, Sellers hold of record and own beneficially all of the outstanding shares of each UK Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any UK Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any UK Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any UK Subsidiary.


       SECTION 4.05 Legal Compliance. Except as set forth in Schedule 4.05, each UK Subsidiary has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not reasonably be expected, either alone or in combination with other Adverse Events, to have a Material Adverse Effect, and, to Sellers' knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any UK Subsidiary alleging any failure so to comply.

       SECTION 4.06 Tax Matters. Except as set forth in Schedule 4.06, each UK Subsidiary has filed all tax returns that it was required to file under applicable laws and regulations. All such tax returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by any UK Subsidiary (whether or not shown on any tax return) have been paid including "PAYE" taxes for all employees and applicable VAT sales taxes. No UK Subsidiary is the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where any UK Subsidiary does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any UK Subsidiary.

       SECTION 4.07 Real Property. Schedule 4.07 sets forth the street address of each parcel of real property occupied by any UK Subsidiary, specifying whether such real property is


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owned, leased, or subleased, and in the case of leases or subleases, sets forth the name of the lessor and sublessor. All such leases or subleases are in full force and effect in accordance with their terms. Each UK Subsidiary has good and marketable indefeasible fee simple title, free and clear of all Liens, as to all real property in which it has any ownership interest.

        SECTION 4.08 Intellectual Property. The UK Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the UK Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by the UK Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the UK Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder. The UK Subsidiaries have taken all necessary action to maintain and protect each material item of Intellectual Property that they own or use.

       SECTION 4.09 Tangible Assets. Except as set forth in Schedule 4.09, the UK Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

      SECTION 4.10 Contracts. Schedule 4.10 sets forth each material written agreement (including insurance contracts, policies, or agreements and including all accounts receivable of the UK Subsidiaries) and a written summary setting forth the terms and conditions of each oral agreement that is a material contract or agreement to which any UK Subsidiary is a party. With respect to each such material agreement, except as set forth in Schedule 4.10: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (d) no party has repudiated any provision of the agreement, except in the case of clauses (a), (b), (c) and (d) where such variation in terms, breach, default, termination, modification, acceleration or repudiation would not reasonably be expected, either alone or in combination with other Adverse Events, to have a Material Adverse Effect .

       SECTION 4.11 Accounts Receivable. The accounts receivable listed in
Schedule 4.11 represent all of the accounts receivable of the UK Subsidiaries as of the close of business on July 8, 2002. All such accounts receivable arose from the UK Subsidiaries' conduct of their business in the ordinary course.

       SECTION 4.12 Litigation. Except as set forth on Schedule 4.12, no UK Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge that would have a Material Adverse Effect and (ii) is a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that would have a Material Adverse Effect.


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


       SECTION 4.13 Employees. To the knowledge of any of Sellers and the directors and officers (and employees with responsibility for employment matters) of each UK Subsidiary, except as set forth in Schedule 4.13 no executive, key employee, or group of employees has any plans to terminate employment with such UK Subsidiary. Neither UK Subsidiary is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the knowledge of Sellers, neither UK Subsidiary has committed any unfair labor practice that would reasonably be expected to result in a Material Adverse Effect. None of Sellers and the directors and officers (and employees with responsibility for employment matters) of any UK Subsidiary has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of such UK Subsidiary. Except as set forth in Schedule 4.13, the UK Subsidiaries are not bound to pay any moneys other than remuneration or emoluments of employment or pension contributions to or for the benefit of any officer of employee thereof. Except as set forth in Schedule 4.13, there is not in existence any contract for services with any employee or officer of the UK Subsidiaries that cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation, subject to any applicable laws.

      SECTION 4.14 Environmental, Health, and Safety Matters. Each UK Subsidiary has complied and is in compliance with all Environmental Laws, except where the failure to comply would not reasonably be expected, either alone or in combination with other Adverse Events, to have a Material Adverse Effect.

      SECTION 4.15 Euro. All of the computer software, firmware and hardware (whether general or special purpose) or other similar or related items of automated, computerized, or other systems that are used or relied on by the UK Subsidiaries and which are material to the operations of the UK Subsidiaries (i) are capable of performing all appropriate functions necessary to process more than one currency and any common currency adopted by one or more members of the European Union (the "Euro"), (ii) comply with all legal requirements applicable to the Euro in any jurisdiction, including the rules on conversion and rounding set out in applicable European Community regulations, and (iii) are capable of displaying and printing, and incorporate in all relevant screen layouts, all symbols and codes adopted by any government or any other European Union body in relation to the Euro.

      SECTION 4.16 Consents. All necessary approvals from any Governmental Authority have been, or will be prior to Closing, obtained regarding Sellers' sale of the UK Shares of the UK Subsidiaries to SBIS, and all other consents necessary for the sale of the UK Shares to SBIS to be enforceable in accordance with the terms of this Agreement have been, or will be prior to Closing, obtained.

      SECTION 4.17 Absence of Undisclosed Liabilities. The UK Subsidiaries have no liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due) arising out of or relating to their business except (i) as are set forth on the financial statements of the UK Subsidiaries at May 31, 2002, which have been delivered to SBI, (ii) except as set forth on Schedule 4.17, and (iii) except for liabilities or obligations that are explicitly authorized by this Agreement and those that would not, either individually or in the aggregate, either alone or in combination with other Adverse Events, have a Material Adverse Effect. Neither UK Subsidiary is insolvent or unable to pay its debts as and when they fall due, or is the subject of any liquidation or insolvency proceedings, petitions or resolutions.

                                   ARTICLE 5.
                      REPRESENTATIONS AND WARRANTIES OF SBI

       SBI represents and warrants to Sellers as follows:

      SECTION 5.01 Organization. SBI is a corporation validly existing and in good standing under the laws of the State of Utah and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. SBIS is a corporation validly existing and in good standing under the laws of the State of Utah and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted

      SECTION 5.02 Authority Relative to this Agreement. SBI and SBIS each has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by SBI and SBIS and the consummation by SBI and SBIS of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by SBI and SBIS and (assuming this Agreement constitutes the valid and binding obligation of Sellers) constitutes the valid and binding agreement of SBI and SBIS, enforceable against SBI and SBIS in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 5.03 Consents and Approvals. Subject to entry of the Sale Order after the filing of the Bankruptcy Case, no consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by SBI or SBIS in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

      SECTION 5.04 No Violations. Neither the execution, delivery or performance of this Agreement by SBI and SBIS, nor the consummation by SBI and of the transactions contemplated hereby, nor compliance by SBI and SBIS with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles of incorporation or bylaws of SBI or SBIS, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which SBI or SBIS is a party or by which their properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SBI or SBIS or their properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of SBI or SBIS, or (e) to SBI's knowledge, cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for SBI or SBIS to conduct its business as currently conducted or as proposed to be conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on SBI's or SBIS's ability to complete the transactions contemplated by this Agreement.

      SECTION 5.05 Financing. SBI and SBIS will have available at Closing sufficient funds to consummate the transactions contemplated hereby, including payment of the Purchase Price under Section 1.05 and Section 2.02(b) hereof to be made at the Closing.

                                   ARTICLE 6.
                                    COVENANTS

      SECTION 6.01 Access and Information. Sellers shall afford to SBI and to SBI's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives full access during normal business hours throughout any period from and after the date hereof to the books, records, properties and personnel of Sellers and of the UK Subsidiary and, during such period, shall furnish as promptly as practicable to SBI any and all such information as SBI reasonably may request; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Sellers' and the UK Subsidiary's business or operations.

      SECTION 6.02      Books and Records.

             (a) If either SBI or SBIS wishes to dispose of or destroy any of the business records or files related to the Acquired Assets which are transferred to SBIS pursuant to this Agreement within two years after the Closing, SBI shall first give 10 days' prior written notice to Scient, and Scient shall have the right, at its option and expense, upon prior written notice to SBI within such 10-day period, to take possession of such records and files within 20 days after the date of the notice from Sellers.

            (b) SBI and SBIS shall allow Scient and any of its then current directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Sellers' Representatives"), at Sellers' expense, access to all business records, files and personnel of Sellers or the Acquired Assets that are transferred to SBIS in connection herewith, which are reasonably required by such Sellers' Representatives for valid business purposes, during regular business hours and upon reasonable notice to SBIS, and Sellers' Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of SBIS's business or operations.

      SECTION 6.03      Employees and Benefit Programs.

            (a) Prior to the Closing Date, SBIS will make offers of post-Closing employment to employees of Sellers selected by SBIS in its sole discretion (the "Employment Offerees"). SBIS shall be under no obligation to make any such offer to any Employment Offeree that is not employed by the Sellers on the Closing Date. Unless SBIS notifies Scient in writing by the close of business on the Closing Date that any of the Employment Offerees have not accepted employment, SBIS shall be responsible for any salary and other liabilities related to the employment of such persons commencing on the Closing Date. Sellers shall facilitate SBIS doing so, including by making such persons and their personnel files available to SBIS and its Representatives, if the employee consents. Sellers shall be solely responsible for any liability under the WARN Act relating to any termination by Sellers of any of Sellers' employees occurring prior to or after the Closing Date. Except as specifically provided in this Agreement, any severance or other obligations of Sellers to officers and employees of Sellers shall not be Assumed Obligations. Any such offer of employment shall be at such salary or wage and benefit levels made available by SBI to similarly situated employees and on such other terms and conditions as SBIS shall in its sole discretion deem appropriate. The employees who accept and commence employment with SBIS are hereinafter collectively referred to as the "Transferred Employees." Sellers will not take any action that would impede, hinder, interfere or otherwise compete with SBIS's effort to hire any Employment Offeree. On or prior to the Closing Date, Sellers shall pay all accrued salary for the Transferred Employees through the Closing Date.

            (b) SBI and SBIS assume no obligations under a Sellers Employee Plan or Benefit Arrangement, and no assets of any Employee Plan or Benefit Arrangement shall be transferred to SBI or any of its Affiliates or to any plan of SBI or any of its Affiliates.

            (c) SBIS or its Affiliates will recognize all years of service of the Transferred Employees with Sellers (or their predecessors) or any of their Affiliates, only for purposes of eligibility to participate in and to vest under those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by SBIS or one of its Affiliates immediately after the Closing Date. SBIS shall cause all pre-existing condition exclusions under any medical and dental plans ("SBI's Health Plans") made available by SBIS to Transferred Employees to be waived in respect of such employees and dependents, but only to the extent SBIS's medical and dental plans recognize such Transferred Employees and their dependents as having satisfied any pre-existing condition exclusions under SBI's Health Plans.

            (d) As of Closing, Sellers will release each Transferred Employee from all non-disclosure, confidentiality, non-competition, non-solicitation, assignment of inventions and other agreements of a comparable nature to the extent that such agreements would interfere with such person's employment by, and performance of his duties as an employee of, SBIS or its Affiliates. Commencing as of the date hereof and through the first anniversary of Closing, Sellers shall not solicit for employment any active employee of SBI or SBIS including the Employment Offerees. As of the Closing, Sellers will assign and transfer to SBIS all non-disclosure, confidentiality, non-competition, non-solicitation, assignment of inventions and other agreements of a comparable nature held by Sellers with respect to the Transferred Employees.

            (e) No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Sellers in respect of continued employment (or resumed employment) by SBIS and no provision of this Section shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by SBIS or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of SBIS or any of its Affiliates.

      SECTION 6.04 Public Announcements; Confidential Information. SBI and Scient shall consult with each other before issuing any press release or making any public statement or other public communication with respect to the Agreement or the transactions contemplated hereby. SBI and Scient shall not issue any such press release or make any such public statement or public communication without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or any listing agreement with any national securities exchange. After the Closing, Sellers shall (a) not disclose to others any confidential information about the business without the prior consent of SBI except to the extent such disclosure is required by law or order of any Governmental Authority (in which case Sellers shall, to the extent practicable, inform SBI in advance of any such disclosure, shall cooperate with SBI in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent possible while still complying with such requirements) and (b) use reasonable care to safeguard confidential information about the business and to protect such information against disclosure, misuse, espionage, loss and theft.

      SECTION 6.05      Accounts Receivable.

            (a) If and to the extent that the proceeds of the Acquired Accounts Receivable are received by Sellers or Affiliates at any time after the Closing Date, such proceeds shall be received and held by such person in trust for SBIS (subject to any use of cash collateral order entered by the Bankruptcy Court in form and substance reasonably satisfactory to SBIS) shall be accounted for by Sellers on a daily basis, and shall be reported to and delivered by over-night courier to SBIS, duly endorsed by Sellers, on a daily basis. Accordingly, Sellers irrevocably authorize and direct SBIS to retain any such proceeds (including any such proceeds received in Sellers' collection accounts, lockboxes, blocked or restricted accounts or similar accounts used by Sellers to collect accounts receivable). All cash proceeds of Acquired Accounts Receivable received by Sellers or its Affiliates after the Closing Date shall be delivered to SBIS, by wire transfer to SBIS, within one business day after receipt. Sellers hereby grant to SBIS a power of attorney to endorse in the name of Sellers any checks or other instruments or documents evidencing payment on the Acquired Accounts Receivable and to take any other actions and execute and deliver such other instruments or documents in the name of Sellers relating to the Acquired Accounts Receivable as are consistent with the terms and provisions of this Section and the collection and use of the Acquired Accounts Receivable by SBIS. The power of attorney granted hereby is coupled with an interest and shall be irrevocable and remain in full force and effect so long as any portion of the Acquired Accounts Receivable is outstanding.

            (b) Immediately after the Closing, SBIS shall notify in writing, using a letter substantially in the form as that shown on Exhibit A attached hereto, each debtor on an Acquired Account Receivable (i) that such debtor's account receivable has been sold to SBIS and (ii) that such debtor shall make payment of all amounts due or payable or to become due directly to SBIS or its designee or designated account.

            (c) It is the intention of the parties hereto that the conveyance of the Acquired Accounts Receivable shall constitute a sale, which sale is absolute and irrevocable and provides SBIS with the full benefits of ownership of the Acquired Accounts Receivable.

      SECTION 6.06 Conduct of the Business. Until the Closing Date, Sellers shall use reasonable efforts in the light of the exigencies of Sellers' financial situation, to preserve intact its business and the business of the UK Subsidiary and keep available the services of the present employees of Sellers' and the UK Subsidiary. Except (i) as to those matters set forth in Schedule 6.06 hereto, (ii) as otherwise set forth in this Agreement, (iii) with the consent of SBI (which consent shall not be unreasonably withheld or delayed), or (iv) as required by applicable law, during the period from the date of this Agreement to the Closing Date, Sellers shall, in connection with or relating to the business or the Acquired Assets:

            (a) conduct the business in the ordinary course consistent with past practice, and use reasonable efforts to preserve intact its business organization and maintain its customary relationships with suppliers, employees and customers, subject to Sellers' obligations as debtor or debtor-in-possession under the Bankruptcy Code;

            (b) not terminate or amend in any material respect any Acquired Customer Contract, except in the ordinary course of business consistent with past practice;

            (c) not make any material capital expenditure not previously committed or make any new commitment for capital expenditures in excess of $5,000 individually or $25,000 in the aggregate other than capital expenditures made in the ordinary course of business;

            (d) other than as expressly set forth in the DIP Agreement, not: (i) incur or assume any long-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to any other Person; or (iv) mortgage or pledge any of the Acquired Assets or create any Lien upon the Acquired Assets;

            (e) not change any of the accounting principles unless required by GAAP or applicable law;

            (f) not incur any material obligation or liability, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

            (g) not sell, transfer, lease to others or otherwise dispose of any of the Acquired Assets, except for inventory sold in the ordinary course of business, or cancel or compromise any debt or claim in excess of $10,000, or waive or release any right of substantial value;

            (h) not transfer or grant any rights or licenses under, or enter into any settlement regarding the breach or infringement of, any United States or foreign license of any intellectual property, or modify any existing rights with respect thereto or enter into any licensing or similar agreements or arrangement, except in the ordinary course of business consistent with past practice;

            (i) not make any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee except, (i) as required under plans or agreements in effect as of the date hereof, (ii) in the ordinary course of business consistent with past practice, or (iii) with the prior written consent of SBI;

            (j) adopt or amend any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, severance, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of any employee (whether or not legally binding), to the extent the obligations under such plan, agreement, trust, fund or arrangement will be an Assumed Liability;

            (k) not enter into or assume any material agreement, contract or instrument, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof, with respect to any material agreement that is an Acquired Asset, except with the prior written consent of SBI;

            (l) not settle or agree to settle any litigation, action or proceeding relating to an Assumed Liability other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $25,000.

            (m) not make any material change in the selling, distribution, advertising, terms of sale or collection practices from those planned or budgeted, or enter into any practices, programs or long-term allowances not previously used during the past twelve months;

            (n) not purchase, order or otherwise acquire inventory in excess of the reasonably forecast requirements of the business;

            (o) pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with prior practice, subject to any of Sellers' obligations as debtor or debtor-in-possession under the Bankruptcy Code;

            (p) except for breaches and defaults of the type referred to in
Section 365(b)(2) of the Bankruptcy Code, use reasonable best efforts to perform in all material respects all of its obligations under all Acquired Customer Contracts and other agreements and instruments relating to or affecting its business or the Acquired Assets;

            (q) comply with any and all cash collateral and other orders entered and to be entered by the Bankruptcy Court;

            (r) not compromise any Acquired Accounts Receivable or permit any setoff, recoupment or other adjustment or change with respect to any Acquired Accounts Receivable; and

            (s) not take any action or omit to take any action that would result in the occurrence of any of the foregoing actions set forth in Sections 6.06(b) through and including Section 6.06(r);

      SECTION 6.07      Submission for Court Approval.

            (a) Sellers hereby covenant and agree to file their Petition within three business days after signing this Agreement. On the Filing Date, Sellers shall file with the Bankruptcy Court a motion, notices and a proposed order, in a form reasonably acceptable to SBI (the "Bidding Procedures Order"), seeking the approval pursuant to Section 6.08 hereof and authorizing the observance and performance of such terms by Sellers and SBI and SBIS during the pendency of the Bankruptcy Case. Also on the Filing Date, the Sellers shall file a motion, notices, and proposed order, in a form reasonably acceptable to SBI (the "Sale Order"), seeking the approval of this Agreement, Sellers' performance hereunder, the sale of the Acquired Assets free and clear of all liens, claims (as defined in Section 101(5) of the Bankruptcy Code) and interests, and the assumption and assignment of the Acquired Customer Contracts and all other executory contracts and unexpired leases (collectively, the "Other Executory Contracts"), as provided in this Agreement. SBI and SBIS shall reasonably cooperate with Sellers in obtaining such Bankruptcy Court approval, including providing evidence, if requested, of SBIS' ability to perform the obligations of Sellers under the Acquired Customer Contracts to be assumed by SBIS pursuant to Section 1.03.

            (b) Notice of the Hearing, the Sale Order and the objection deadline shall be served by Sellers in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable local rules of the Bankruptcy Court on all Persons required to receive notice under such rules including all Persons which have asserted Liens, encumbrances or other interests in the Acquired Assets, all non-debtor parties to the Acquired Customer Contracts and the Other Executory Contracts, any official committee of unsecured creditors appointed in the Bankruptcy Case, the United States Trustee, each indenture trustee for Sellers and each of Sellers' creditors, including:

                  (i) all creditors listed in the schedule of assets and liabilities filed in the Bankruptcy Case by Sellers;

                  (ii) all creditors who have filed proofs of claim in the Bankruptcy Case;

                  (iii) all creditors who have otherwise appeared in the
               Bankruptcy Case;

                  (iv)  parties  in  interest  who  have   requested   special
            notice; and

                  (v)   all   counterparties   to   the   Assumed   Agreements
             referenced in Schedule 1.01(a).

            (c) In addition, notice of the motion for the Bidding Procedures Order, Sale Order and the Sale Hearing thereon and the objection deadline shall be given by Sellers by publication of a notice (the "Publication Notice") in the New York Times and the Wall Street Journal National Edition. Such notices shall be published at Sellers' expense. The sale motion for the Bidding Procedures Order and the Sale Order and such publication notice shall each be in form and substance reasonably satisfactory to SBI.

      SECTION 6.08 Bidding Procedures. Sellers acknowledge that this Agreement is the culmination of an extensive process undertaken by Sellers to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Acquired Assets while assuming or otherwise satisfying certain liabilities in order to maximize value for Sellers' stakeholders. Set forth below are the bidding procedures (the "Bidding Procedures") to be employed with respect to this Agreement concerning the sale of the Acquired Assets of Sellers to SBIS (the "Sale"). The Sale is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court at a hearing under Sections 363 and 365 of the Bankruptcy Code (the "Sale Hearing"). The following overbid provisions and related bid protections are designed to compensate SBI and SBIS for their efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Acquired Assets for the benefit of Sellers' stakeholders:

            (a) Bid Deadline. All Bids must be submitted to Sellers not later than 11:00 a.m. (ET) on the date, which is four business days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing (the "Bid Deadline"). Sellers will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with Section 9.01 a copy of each Bid upon receipt to (i) counsel to any official committee of unsecured creditors appointed in the Bankruptcy Case, (ii) counsel to Sellers' proposed debtor-in-possession lenders, if any, and (iii) counsel to SBI. For purposes of this Agreement, "Bid" shall mean one or more letters from one or more Persons whom the Board of Directors of Sellers have determined in the exercise of its fiduciary duty (after review of such Person's most recent audited and unaudited financial statements) is financially able to consummate the purchase, either jointly or separately, of all of the Acquired Assets (each a "Qualified Bidder") stating that (i) such Qualified Bidder offers to purchase all of the Acquired Assets (and not any additional assets of Sellers or its affiliates) upon the terms and conditions set forth in a copy of this Agreement, together with all Exhibits and Schedules hereto (the "Definitive Sale Documentation"), marked to show those amendments and modifications to the Definitive Sale Documentation, including, but not limited to, price and the time of closing, that such Qualified Bidder proposes, (ii) each such Qualified Bidder is prepared to enter into and consummate the transaction within not more than ten days after approval by the Bankruptcy Court of the Sale Order, subject to receipt of any governmental or regulatory approvals, and (iii) each such

Qualified Bidders' offer is irrevocable until the closing of a purchase of all of the Acquired Assets. For purposes of determining the existence of a Bid, a Bid may be in the form of a joint bid from more than one Person, or may be in the form of separate bids from more than one Person, with each such separate bid being for a portion of the Acquired Assets, but all of such separate bids, collectively, seeking to purchase all of the Acquired Assets.

            (b)   Qualified   Bid.  Only   Qualified  Bids  will  qualify  for
consideration at the Auction (as defined below). For purposes of this Agreement, a "Qualified Bid" is a Bid that:

                  (i)   complies in all respects with Section 6.08;

                  (ii) has a cash component of at least an amount sufficient to satisfy the Expense Reimbursement and the Break-Up Fee (each as defined in Section 6.08);

                  (iii) is a proposal that Sellers determine is not materially more burdensome or conditional than the terms of this Agreement and has a value greater than or equal to the sum of (x) SBI's and SBIS's offer plus (y) the amount of the Expense Reimbursement and the Break-Up Fee plus (z) in the case of the initial Qualified Bid, $100,000, and in the case of any subsequent Qualified Bids, $50,000 over the preceding Qualified Bid;

                  (iv)  is  substantially  on the  same or  better  terms  and
            conditions   as  set   forth   in  a  copy  of   Definitive   Sale
            Documentation;

                  (v) is not conditioned upon obtaining financing or is
            accompanied by satisfactory evidence of committed financing sufficient to repay the principal amounts outstanding under the Commitment Agreement, and accrued and unpaid interest, and fees due thereon as of the Closing Date, and to pay the Break-Up Fee and Expense Reimbursement owed to SBI hereunder; and

                  (vi) is submitted along with a good-faith deposit, in
            certified funds, of five percent (5%) of the Qualified Bidder's offering price.

This Agreement executed by SBI and SBIS shall constitute a Qualified Bid and SBI and SBIS a Qualified Bidder for all purposes.

            (c)   Auction, Bidding Increments, and Bids Remaining Open.

                  (i) If Sellers receive a Qualified Bid, Sellers will conduct an auction (the "Auction") at the offices of Scient, Inc., 79 Fifth Avenue, New York, New York 10003, on the date that is one business day prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m. (ET) or such later time or other place as Sellers shall notify all Qualified Bidders who have submitted Qualified Bids. Only SBI and SBIS, Sellers, a representative of any official committee appointed in the Bankruptcy Case, and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction. Sellers may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

                  (ii) At least two business days prior to the Auction, Sellers will give SBI and SBIS and all other Qualified Bidders a copy of the highest and best Qualified Bid received and copies of all other Qualified Bids. In addition, Sellers will inform SBI and SBIS and each Qualified Bidder who has expressed its intent to participate in the auction of the identity of all Qualified Bidders that may participate in the Auction.

            (d) Break-Up Fee and Expense Reimbursement. In the event that Sellers (i) accept any Bid other than the Bid of SBI and SBIS as the highest or best offer, (ii) sell, transfer, lease or otherwise dispose directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction, of all or substantially all or a material portion of the Acquired Assets (or agree to do any of the foregoing) in a transaction or series of transactions to a party or parties other than SBI or SBIS within twelve months from the date hereof, or (iii) retain all or substantially all or a material portion of the Acquired Assets in connection with a plan of reorganization approved by the Bankruptcy Court or in connection with the dismissal, abandonment or other termination of the Bankruptcy Case (any of clauses (i), (ii) or (iii) being, an "Alternative Transaction"), Sellers shall pay to SBI (i) an amount equal to SBI's and SBIS's reasonable, actual out-of-pocket costs and expenses (including expenses of counsel and other consultants) incurred by SBI and SBIS in connection with this Agreement and the transactions contemplated hereby, not to exceed $250,000 (the "Expense Reimbursement"), and (ii) a break-up fee in the amount of $150,000 which represents SBI's fee for its services as a "stalking horse," including its work in establishing a bid standard or minimum for other bidders, placing estate property in a sales configuration mode attracting other bidders, and serving as a catalyst for other bidders (the "Break-Up Fee"); provided, however, that in no event shall the Expense Reimbursement or the Break-Up Fee be payable to SBI if SBI or SBIS materially breaches its obligations under this Agreement or refuses to close a sale to SBI or SBIS for any reason other than the willful breach by Sellers of any representation, warranty, covenant or agreement set forth in this Agreement, or if this Agreement is terminated by SBI pursuant to the permitted conditions set out in Article 8 of this Agreement (other than in the event of an Alternative Transaction). The Break-Up Fee and the Expense Reimbursement shall be paid as an allowed administrative priority expense of Sellers under Section 503(b)(1) of the Bankruptcy Code upon the earlier to occur of the closing of the Alternative Transaction and the consummation of a plan of reorganization or plan of liquidation. This Section 6.08(d) shall survive a termination of this Agreement pursuant to Section 8.01.

                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

      SECTION 7.01 Conditions Precedent to Obligation of Sellers and SBI and SBIS. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

            (a) there shall be no injunction, order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated under this Agreement; and

            (b) no statute, rule or regulation shall have been promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated this Agreement.

      SECTION 7.02 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

            (a) SBI and SBIS shall have performed in all material respects the obligations under this Agreement required to be performed by SBI and SBIS at or prior to the Closing Date; and

            (b) SBI and SBIS shall have made all the deliveries required to be delivered by SBI and SBIS pursuant to Section 2.02(b) at or prior to the Closing Date.

      SECTION 7.03 Conditions Precedent to Obligation of SBI and SBIS. The obligation of SBI and SBIS to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

            (a) the representations and warranties of Sellers set forth in Articles 3 and 4 shall be true in all material respects as of the date hereof and on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied notwithstanding the failure of any such representation or warranty to be true in all material respects, unless such failure would reasonably be expected, either alone or in combination with other Adverse Events, to have a Material Adverse Effect;

            (b) Sellers shall have made all the deliveries required to be delivered by Sellers pursuant to Section 2.02(a) at or prior to the Closing Date;

            (c) The covenants and agreements of Sellers to be performed on or prior to the Closing shall have been duly performed in all material respects, and SBI shall have received a certificate from Sellers signed by an officer thereof with respect to the foregoing; provided, however, that this condition shall be deemed to have been satisfied notwithstanding the failure of any such covenant or agreement to be performed in all material respects, unless such failure would reasonably be expected, either alone or in combination with other Adverse Events, to have a Material Adverse Effect;

            (d) The following acts, conditions, events, changes or developments shall exist on or shall have occurred on or prior to the Closing Date:


                  (i) A majority or more of the 25 clients and customers of
            Sellers listed on Schedule 7.03(d) shall have affirmed in writing that they will engage SBI and/or SBIS to provide consulting services after the Closing of substantially the same type and nature that were provided by Sellers prior to the date hereof, and shall not have withdrawn such affirmations.

                  (ii) At least 80% of the employees of Sellers to whom
            employment offers are extended by SBI prior to the Closing pursuant to Section 6.03(a) shall have agreed to become Transferred Employees.

            (e) The Bankruptcy Court shall have entered (i) the Bidding Procedures Order in form and substance reasonably satisfactory to SBI no later than twenty-five (25) days after the Filing Date and (ii) the Sale Order (together with any related findings of fact or conclusions of law) in form and substance reasonably satisfactory to SBI no later than September 15, 2002, and
(iii) any other order or ruling from the Bankruptcy Court necessary to authorize or enforce the terms of this Agreement in form and substance reasonably satisfactory to SBI. The Sale Order shall have become final and non-appealable and not subject to any stay on the eleventh (11th) day following the entry of the Sale Order. The Sale Order shall also contain (or be accompanied by) findings of fact and conclusions of law by the Bankruptcy Court that, among other things, find and conclude that (x) the transactions contemplated hereby are in good faith and otherwise satisfy the provisions of Sections 363 and 365, including Section 363(m), of the Bankruptcy Code, and (y) that Sellers have complied with the service and notice requirements of Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable rules of the Bankruptcy Court with respect to the transactions contemplated by this Agreement;

            (f) Notwithstanding anything else to the contrary in this Agreement, Sellers shall have obtained and delivered to SBI, in form and substance reasonably satisfactory to SBI, the consents of third parties, if the Bankruptcy Court does not otherwise approve the assignment in form and substance reasonably satisfactory to SBI, of such Assigned Customer Contracts to SBIS as well as any consents of any of the UK Subsidiary's material contracts and such consents shall be in full force and effect;

            (g) SBI shall be reasonably satisfied that after the Closing neither SBI nor SBIS shall become responsible for any liabilities or obligations of Sellers under any Seller Employee Plans or Benefit Arrangements including, without limitation, any COBRA related liabilities or obligations, in an amount of $300,000 or more; and

            (h) There shall be no pending motion or adversary proceeding before the Bankruptcy Court or any other Governmental Authority concerning the amount, validity, or enforceability of the indebtedness or liens in respect of the Pre-Petition Financing Agreement, and no order or judgment shall have been entered that impairs or otherwise adversely affects the amount, validity, or enforceability of such indebtedness or liens.

            (i) Sellers shall have paid all amounts of interest, expenses, fees and costs due as of the Closing as required under the DIP Financing Agreement.

                                   ARTICLE 8.
                                   TERMINATION

       SECTION 8.01     Termination.  This Agreement may be terminated:

            (a) by mutual written agreement of Scient and SBI prior to the Closing Date;

            (b) at any time before the Closing, by SBI if any of the conditions set forth in Section 7.01 or Section 7.03 shall have become incapable of fulfillment or cure and shall not have been waived by SBI; provided, that SBI and SBIS are not then in breach of this Agreement;

            (c) at any time before the Closing, by Scient if any of the conditions set forth in Section 7.01 or Section 7.02 shall have become incapable of fulfillment or cure and shall not have been waived by Scient; provided, that Sellers are not then in breach of this Agreement;

            (d) by either Scient or SBI, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to September 30, 2002 (the "Termination Date") provided that if the Sale Order has been entered but has not become final and no appeal of the Sale Order shall have been filed by such date, the Termination Date shall be extended to the end of the Extension Period (as defined below) (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

            (e) by either Scient or SBI in the event that any governmental authority shall have issued a final, non-appealable order or ruling or taken any other final, non-appealable action, or adopted any applicable state, federal or foreign law, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

            (f) by Scient, so long as Sellers are not then in breach of their obligations under this Agreement, upon a breach of any covenant or agreement on the part of SBI or SBIS set forth in this Agreement, or if any representation or warranty of SBI or SBIS shall have been or become untrue, in each case such that the conditions set forth in Section 7.02 (a) would not be satisfied; provided, however, that if any such breach is curable prior to the Termination Date by SBI or SBIS through the use of its reasonable best efforts, for so long as SBI or SBIS, following written notice with respect to such breach from Scient, shall be using its reasonable best efforts to cure such breach, Scient may not terminate this Agreement pursuant to this Section 8.01(f);

            (g) by SBI, so long as SBI and SBIS are not then in breach of their obligations under this Agreement, upon a breach of any covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall have been or become untrue, in each case such that the conditions set forth in Section 7.03 would not be satisfied; provided, however, that if any breach is curable prior to the Termination Date by Sellers through the use of its reasonable best efforts, for so long as Sellers, following written notice with respect to such breach from SBI, shall be using their reasonable best efforts to cure such breach, SBI may not terminate this Agreement pursuant to this Section 8.01(g);

            (h) by SBI, if the Bankruptcy Court has not entered the Sale Order on or before September 15, 2002; provided, however, that if the Bankruptcy Court has not entered the Sale Order by that date and SBI does not exercise its right to terminate this Agreement pursuant to this Section 8.01(h) within 10 days thereafter, then SBI shall be deemed to have irrevocably waived its right to terminate this Agreement pursuant to this
Section 8.01(h);

            (i) by Scient, if Sellers accept or are about to accept a Qualified Bid at the Auction other than that of SBI and/or SBIS;

            (j) by SBI, if the Sale Order has not become final and non-appealable within the time frame specified in the second sentence of Section 7.03(g); provided, however, that if such condition is not met and SBI does not exercise its right to terminate this Agreement pursuant to this Section 8.01(j) by the date which is 20 days after the date the Sale Order was entered (the period in this clause being referred to herein as the "Extension Period"), then SBI shall be deemed to have irrevocably waived its right to terminate this Agreement pursuant to this Section 8.01(j);

            (k)   by SBI, in the event of an Alternative Transaction;

            (l) by SBI, if the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code or is dismissed, if a trustee is appointed in the Bankruptcy Case, or if the periods of exclusivity under Sections 1121(b) and 1121(c) of the Bankruptcy Code are terminated or reduced by the Bankruptcy Court pursuant to Section 1121(d) in the Bankruptcy Case;

            (m) at any time after September 30, 2002, by Scient if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of Sellers; and

            (n) at any time after September 30, 2002, by SBI if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of SBI or SBIS.

      SECTION 8.02 Effect of Termination. If this Agreement is terminated under
Section 8.01, written notice thereof will forthwith be given to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of Sellers and SBI and SBIS to each other under this Agreement will terminate without further obligation or liability of Sellers or SBI and SBIS to the other, except that each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of any other party will be treated in accordance with the confidentiality agreement between the parties.

                                   ARTICLE 9.
                               GENERAL PROVISIONS

      SECTION 9.01 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

            (a)   If to SBI or SBIS, to:

            SBI AND COMPANY
            2825 E. Cottonwood Parkway, Suite 480
            Salt Lake City, Utah  84121
            Telecopy:   801.733.3201
            Attention:  President

            with the copy (which shall not constitute notice) to:

            Kent W. Larsen
            Parr Waddoups Brown Gee & Loveless
            185 South State Street, #1300
            Salt Lake City, Utah  84111-1537
            Telecopy:   802.532.7750

            (b)   If to Sellers, to:

            Scient, Inc.
            79 Fifth Avenue
            New York, New York 10003
            Telecopy:   212.500.5314
            Attention:  Gerard E. Dorsey, CFO

            with the copy (which shall not constitute notice) to:

            James S. Altenbach, Esq.
            Greenberg Traurig, LLP
            3290 Northside Parkway
            Suite 400
            Atlanta, Georgia 30327
            Telecopy:   678.553.2212

      SECTION 9.02 Descriptive Headings; Certain Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to "$" or dollars shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

      SECTION 9.03 Entire Agreement, Assignment; Competing Agreements. This Agreement (including the Exhibits, schedules and the other documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto and (ii) shall not be assigned by operation of law or otherwise unless the assigning party notifies the other parties of the assignment and remains liable for performance of the assignees obligations hereunder.

      SECTION 9.04 Governing Laws. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT FOR THE DISTRICT OF NEW YORK, UNLESS THERE IS NO BANKRUPTCY COURT JURISDICTION, IN WHICH CASE THE ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY FEDERAL OR STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM WITH RESPECT THERETO. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY OR PARTIES HERETO WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION THEREOF, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS FOR NOTICE UNDER SECTION
9.01 OF THIS AGREEMENT. NOTHING IN THIS SECTION 9.04 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 9.04 SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE VENUES SPECIFIED ABOVE AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 9.04 AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO.

      SECTION 9.05 Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Should any litigation, arbitration or similar proceeding be commenced in connection with this Agreement, the party prevailing will be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's fees, costs and expenses including attorneys fees.

      SECTION 9.06 Amendment. This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

      SECTION 9.07 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      SECTION 9.08 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

      SECTION 9.09 Integration; Parties of Interest. The rights and obligations of the parties hereto pursuant to this Agreement are integrated and are not severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 9.10 Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, all rights and remedies of each party hereto are cumulative of each other and of every other right or remedy such party may otherwise have in equity or at law, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.

      SECTION 9.11 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, Sellers and SBI and SBIS will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to SBIS and the assumption of the Assumed Obligations by SBIS.

                                   ARTICLE 10.
                                   DEFINITIONS

As used herein, the terms below shall have the following meanings.

      "Acquired Assets" has the meaning set forth in Section 1.01.

      "Acquired Accounts Receivable" means the accounts receivable as of the Closing Date, all unbilled work in process related to the Acquired Customer Contracts and any cash collected or deposited relating to these receivables after the Closing Date.

      "Acquired Customer Contracts" means the customer contracts listed in
Schedule 1.01(a) hereto to the extent included in the Acquired Assets.

      "Adjusted Purchase Price" has the meaning set forth in Section 1.05(b).

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

      "Agreement" has the meaning set forth in Preamble.

      "Allocation" has the meaning set forth in the Section 1.06.

      "Alternative Transaction" has the meaning set forth in Section 6.08(d).

      "Assumed Liabilities" means the liabilities set forth on Schedule 1.03.

      "Assumed Obligations" has the meaning set forth in Section 1.03.

      "Auction" has the meaning set forth in Section 6.08(c).

      "Bankruptcy Case" has the meaning set forth in the recitals of this Agreement.

      "Bankruptcy Code" has the meaning set forth in the recitals of this Agreement.

      "Bankruptcy Court" has the meaning set forth in the recitals of this Agreement.

      "Benefit Arrangement" has the meaning set forth in Section 3.10(a).

      "Bid Deadline" has the meaning set forth in Section 6.08(a).

      "Bidding Procedures" has the meaning set forth in Section 6.08.

      "Bidding Procedures Order" has the meaning set forth in Section 6.07(a).

      "Break-Up Fee" has the meaning set forth in Section 6.08(d).

      "Closing" has the meaning set forth in Section 2.01.

      "Closing Date" has the meaning set forth in Section 2.01.

      "Code" has the meaning set forth in Section 3.10.

      "Definitive Sale Documentation" has the meaning set forth in Section 6.08(a).

      "DIP Financing Agreement" means that certain Financing Agreement dated as of the 14th day of July 2002 between SBI, Sellers and the other parties named therein.

      "Employee Plan" has the meaning set forth in Section 3.10(a).

      "Employment Offerees" has the meaning set forth in Section 6.03(a).

      "Environmental Law" means any federal, state or local laws, statutes, codes, regulations, rules, ordinances or judicial or administrative orders or decrees pertaining to either (i) the use, handling, storage, transportation and disposal of Hazardous Material, or (ii) the protection of human health and the environment. "Hazardous Material" means any hazardous or toxic substance, product, material or waste that is or becomes regulated by the United States government, the State of New York or any local governmental authority. The term "Hazardous Material" includes (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed, regulated, or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; (ii) "medical waste" as defined by law;
(iii) "radioactive waste" as defined by law; (iv) petroleum, and (v) asbestos. Environmental Law also shall include any international environmental laws, including the laws of the United Kingdom analogous to any of the laws specified above.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" of any entity means any other entity, which, together with such entity, would be treated as a single employer under Section 414 of the Code.

      "Excluded Assets" has the meaning set forth in Section 1.02.

      "Excluded Liabilities" has the meaning set forth in Section 1.04.

      "Expense Reimbursement" has the meaning set forth in Section 6.08(d).

      "Extension Period" has the meaning set forth in Section 8.01(j).

      "Filing Date" has the meaning set forth in Section 3.03.

      "Governmental Authority" means any nation or government, including the United Kingdom, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

      "including" shall always be read as "including without limitation."

      "Intellectual Property" means patents and patent rights, trademarks and trademark rights trade names and trade name rights, service marks, copyrights, and all other proprietary intellectual property rights including, but not limited to, confidential information, trade secrets and know-how but excluding any shrink-wrap licenses and computer software.

      "knowledge" means, with respect to Sellers, the best efforts knowledge of the officers and directors of Sellers after diligent investigation.

      "Lien" means any mortgage, lien, pledge, claim, debt, encumbrance, liability, set-off, recoupment right, interest, cost, charge or possessory, ownership or other interest of any kind, nature or character, or any similar interest of any kind, nature or character whatsoever.

      "Material Adverse Effect" means any event, condition or matter in respect of the operation of the businesses, the Acquired Assets and the Assumed Obligations that in the aggregate will result in or have a material adverse effect on the Acquired Assets, the Assumed Obligations, or the ability of SBIS to operate the business or use the Acquired Assets after the Closing in the manner in which such business is being operated or the Acquired Assets are being used as of the date hereof.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Petition" has the meaning set forth in the recitals of this Agreement.

      "Pre-Petition Financing Agreement" means that certain Accounts Receivable Purchase Agreement dated April 12, 2002 (as previously amended or modified) between CTAC Funding Corp. (which assigned its rights, title and interest to Access Capital, Corp., which further assigned its rights, title and interest to SBI And Company) and Scient, Inc., as amended (a) by the First Amendment and Waiver to Accounts Receivable Purchase Agreement dated as of July 3, 2002 between Sellers and SBI, and (b) by the letter dated July 14, 2002 from SBI to Sellers.

      "Proceeding" means charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, application, demand, suit, litigation, proceeding, labor dispute, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

      "Purchase Price" has the meaning set forth in Section 1.05(a).

      "SBI" has the meaning set forth in the recitals of this Agreement.

      "SBIS" has the meaning set forth in the recitals of this Agreement

      "SBI's Health Plans" has the meaning set forth in Section 6.03(c).

      "Qualified Bid" has the meaning set forth in Section 6.08(b).

      "Qualified Bidder" has the meaning set forth in Section 6.08(a).

      "Reference Balance Sheet" has the meaning set forth in Section 3.12.


      "Representatives" means, as to a Person, any employees, agents, investment bankers, attorneys, accountants, consultants, advisers, and other representatives retained by it or any of its subsidiaries.

      "Sale" has the meaning set forth in Section 6.08.

      "Sale Hearing" has the meaning set forth in Section 6.08.

      "Sale Order" means the order of the Bankruptcy Court approving the consummation by SBIS of the transactions contemplated by this Agreement under Sections 105, 363 and 365 of the Bankruptcy Code.

      "Scient" has the meaning set forth in the recitals of this Agreement.

      "Sellers" has the meaning set forth in the recitals of this Agreement.

      "Sellers Representatives" has the meaning set forth in Section 6.02.

      "Tax" and, with correlative meaning, "Taxes" means with respect to any Person (1) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (2) liability for the payment of any amounts of the type described in (1) relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated consolidated, combined, unitary or other group with such other Person (including any liability for Taxes under Treasury Regulation Section 1.1502-6).

      "Term Loan" has the meaning set forth in Section 1.04.

      "Termination Date" has the meaning set forth in Section 8.01(d)

       "Transferred Employees" has the meaning set forth in Section 6.03(a).

      "UK Shares" has the meaning set forth in Schedule 1.01.

      "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, Sellers and SBI and SBIS have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                                    SCIENT, INC.


                                    By:         /s/ Gerard E. Dorsey
                                        --------------------------------------
                                    Name:       Gerard E. Dorsey
                                         -------------------------------------
                                    Title:      Chief Financial Officer
                                          ------------------------------------

                                    IXL ENTERPRISES, INC.


                                    By:         /s/ Gerard E. Dorsey
                                        --------------------------------------
                                    Name:       Gerard E. Dorsey
                                         -------------------------------------
                                    Title:      Chief Financial Officer
                                          ------------------------------------

                                    SCIENT ENTERPRISES, INC.


                                    By:         /s/ Gerard E. Dorsey
                                        --------------------------------------
                                    Name:       Gerard E. Dorsey
                                         -------------------------------------
                                    Title:      Chief Financial Officer
                                          ------------------------------------

                                    IXL, INC.


                                    By:         /s/ Gerard E. Dorsey
                                        --------------------------------------
                                    Name:       Gerard E. Dorsey
                                         -------------------------------------
                                    Title:      Chief Financial Officer
                                          ------------------------------------

                                    SBI AND COMPANY


                                    By:         /s/ W.E. Stringham
                                        --------------------------------------
                                    Name:       W.E. Stringham
                                         -------------------------------------
                                    Title:      President
                                          ------------------------------------

                                    SBI SCIENT INC.


                                    By:         /s/ W.E. Stringham
                                        --------------------------------------
                                    Name:       W.E. Stringham
                                         -------------------------------------
                                    Title:      President
                                          ------------------------------------

                                FIRST AMENDMENT
                          TO ASSET PURCHASE AGREEMENT


        This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this Amendment) is dated as of this day of August 2002 and is made by and between SCIENT, INC., a Delaware corporation (Scient), IXL ENTERPRISES, INC., a Delaware corporation and a wholly owned subsidiary of Scient (IXLE), SCIENT ENTERPRISES, INC., a Delaware corporation and a wholly owned subsidiary of Scient (SEI ), IXL, INC., a Delaware corporation and a wholly owned subsidiary of IXLE (IXLI and collectively with Scient, IXLE, and SEI the Sellers and each individually a Seller), and SBI AND COMPANY, a Utah corporation (SBI), and SBI SCIENT INC., a Utah corporation and a wholly owned subsidiary of SBI (SBIS). Capitalized terms used herein a nd not otherwise defined shall be given the meaning ascribed to such terms in the Asset Purchase Agreement between the above-referenced parties dated July 14, 2002 (the Asset Purchase Agreement).

        WHEREAS, Sellers, SBI, and SBIS desire to amend the Asset Purchase Agreement in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the legal sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

        1. Amendment to Certain Provisions of Asset Purchase Agreement. The following amendments and changes hereby are made to the Asset Purchase Agreement.

        a.     Notwithstanding anything to the contrary contained in Section
6.08 of the Asset Purchase Agreement, a Qualified Bid may include one bid for all of Sellers' assets subject to the Asset Purchase Agreement or, alternatively, may include separate bids for a portion of the Acquired Assets that, when aggregated with other bids for less than all of the Acquired Assets shall be construed as one bid for all of the Acquired Assets subject to this Asset Purchase Agreement; provided however, that all Qualified Bids (individually or, in the case of bids for less than all of the Acquired Assets, when aggregated with other bids) must (1) total (a) $15,970,000 or (b) the sum of (i) SBIS's offer, plus (ii) the amount of the Expense Reimbursement and the Break-Up Fee, plus (iii) in the case of the intial Qualified Bid, $100,000, and
(2) otherwise comply with the terms of the Bidding Procedures Order (in substantially the form attached hereto as Exhibit A). Additionally, the Publication Notice specified in Section 6.07(c) shall be sufficient if only published in the Wall Street Journal. In the event of any additional conflicts between the language of the Asset Purchase Agreement and the Bidding Procedures Order, the Bidding Procedures Order shall govern with respect to bidding procedures to be employed for the Sale of Sellers Assets at the Auction.

        b.     In order to clarify their respective obligations pursuant to
Section 6.03 of the Asset Purchase Agreement, the parties hereby agree that, at any time prior to entry of the Sale Order as contemplated by Section 7.03(d)(ii) of the Asset Purchase Agreement, SBIS may deliver to the Sellers, on a confidential basis, a list of the employees of the

Sellers to whom (as of the date of such list) SBIS intends in good faith to make offers of employment as contemplated by Section 6.03. SBIS may, but shall not be required to, update and modify such list from time to time, through the Closing Date. In addition, with respect to any or all persons included from time to time on such list, SBIS may indicate thereon that it intends for the offers of employment to be made to such employees to be at salary, wage and benefit levels which are, taken as a whole, substantially comparable to, or better than, the salary, wage and benefit terms currently provided to such employees by the Sellers. Following their receipt of such list, the Sellers shall retain it in confidence but may (although they need not) communicate with any employee listed thereon to inform him or her of SBIS's intention to make him or her an offer of employment, or to share with him or her the intention of SBIS (as disclosed on such list) regarding the nature of the salary, wage and benefit terms expected to be offered, as indicated thereon. Prior to entry of the Sale Order, SBIS shall not contact any employees of the Sellers for the purpose of negotiating or agreeing to any specific terms of employment. It is expressly understood that, immediately following entry of the Sale Order, SBIS may commence discussions with any or all of the Sellers' employees regarding the offers of employmert to be made to them, as contemplated by Section 6.03, and may make such offers to, or other employment arrangements with, such persons as it may deem appropriate in accordance with Section 6.03.

        2. Effective Date of Amendment. This Amendment shall be effective as of the earlier of the following: (1) the date first set forth above or (2) the date the Bankruptcy Court determines this Amendment to be effective (if different than the date first set forth above).


                   [Signature page follows on next full page]

        IN WITNESS WHEREOF, Sellers, SBI, and SBIS have entered into this First Amendment to Asset Purchase Agreement, to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


                                   SCIENT, INC.

                                   By: ______________________________________
                                   Name: ____________________________________
                                   Title: ___________________________________


                                   IXL ENTERPRISES, INC.

                                   By: ______________________________________
                                   Name: ____________________________________
                                   Title: ___________________________________


                                   SCIENT ENTERPRISES, INC.

                                   By: ______________________________________
                                   Name: ____________________________________
                                   Title: ___________________________________


                                   IXL, INC.

                                   By: ______________________________________
                                   Name: ____________________________________
                                   Title: ___________________________________


                                   SBI AND COMPANY

                                   By:  /s/W.E. Stringham
                                       --------------------------------------
                                   Name:   W.E. Stringham
                                   Title:  President


                                   SBI SCIENT INC.

                                   By:  /s/W.E. Stringham
                                       --------------------------------------
                                   Name:   W.E. Stringham
                                   Title:  President

        IN WITNESS WHEREOF, Sellers, SBI, and SBIS have entered into this First Amendment to Asset Purchase Agreement, to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


                                   SCIENT, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   IXL ENTERPRISES, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   SCIENT ENTERPRISES, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   IXL, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   SBI AND COMPANY

                                   By: ______________________________________
                                   Name: ____________________________________
                                   Title: ___________________________________


                                   SBI SCIENT INC.

                                   By: ______________________________________
                                   Name: ____________________________________
                                   Title: ___________________________________

                               SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


        This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is dated as of this ___ day of September 2002 and is made by and between SCIENT, INC., a Delaware corporation ("Scient"), IXL ENTERPRISES, INC., a Delaware corporation and a wholly owned subsidiary of Scient ("IXLE"), SCIENT ENTERPRISES, INC., a Delaware corporation and a wholly owned subsidiary of Scient ("SEI"), IXL, INC., a Delaware corporation and a wholly owned subsidiary of IXLE ("IXLI" and collectively with Scient, IXLE, and SEI the "Sellers" and each individually a "Seller"), and SBI AND COMPANY, a Utah corporation ("SBI"), and SBI SCIENT INC., a Utah corporation and a wholly owned subsidiary of SBI ("SBIS"). Capitalized terms used herein and not otherwise defined shall be given the meaning ascribed to such terms in the Asset Purchase Agreement between the above-referenced parties dated July 14, 2002, as heretofore amended (the "Asset Purchase Agreement").

        WHEREAS, Sellers, SBI, and SBIS desire to amend the Asset Purchase Agreement in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the legal sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

        1. Amendment to Certain Provisions of Asset Purchase Agreement. The following amendments and changes hereby are made to the Asset Purchase Agreement.

        a. After the Closing the Sellers will retain all of their rights, title and interest in (i) the items listed in paragraph 19 of Schedule 1.01 to the Asset Purchase Agreement (the "Retained Litigation"); (ii) one-half of the funds repatriated by Scient International Pte. Ltd. (which amount will be delivered by SBIS to Sellers at Closing); and (iii) lease deposits, prepaid expenses and tax refunds of Sellers (together, the "Retained Assets"). After the Closing, Sellers shall take reasonable steps and will use reasonable good faith efforts, including retention of professionals, to liquidate and/or collect the foregoing Retained Assets and shall retain the first $500,000 in cash Sellers receive (after payment of reasonable related costs and expenses, including reasonable professional fees) on account of the Retained Assets (the "Retained Funds") and shall thereafter immediately transfer to SBIS any remaining Retained Assets and any cash or other proceeds realized in excess of the Retained Funds; provided, however, that Sellers hereby covenant and agree to deliver such additional documents and instruments and to perform such additional acts as SBIS may reasonably request (and as to which SBIS will bear the expense) or as may be reasonably necessary for SBIS to pursue (whether as part of the Bankruptcy Case or otherwise) all Retained Assets transferred by Sellers to SBIS after Sellers' receipt of the Retained Funds. On the first day of each month after the Closing and until Sellers have received the Retained Funds in full, Sellers shall provide a written accounting to SBIS setting forth information as to the status of any actions or proceedings related to the Retained Assets, the costs and expenses incurred in connection therewith and the proceeds of the Retained Assets collected or received by Sellers. At its own expense and in its sole discretion, SBIS shall have the right, but not the obligation, to participate in (but not direct) the Retained Litigation. Unless otherwise agreed by SBIS, Sellers shall forward to SBIS copies of all pleadings, documents, and communications regarding the Retained Litigation. Sellers shall not enter into any settlement or similar agreement relating to the Retained Assets without the prior written consent of SBIS, which consent shall not be unreasonably withheld; provided that if SBIS does not advise Sellers as to whether it consents within two (2) business days of receipt by SBIS of (i) a written request for such consent and (ii) all material documentation and information in connection with the settlement, SBIS will be deemed to consent to such settlement, unless (x) such failure to consent was due to circumstances beyond the control of SBIS or (y) SBIS and Sellers agree to extend the two (2) business days consent period. Notwithstanding the foregoing, Seller's right to retain the Retained Funds pursuant to this Section 1.b is contingent upon the following: (i) the Bankruptcy Court has entered an Order (that has become final and is no longer subject to appeal) approving the settlement of any and all claims and proceedings by the Official Committee of Unsecured Creditors against North Fork Bank, Inmark Capital Corp., Robert M. Howe, Kelso & Company, L.P., Christopher M. Formant, Stephen A. Mucchetti, Eric Greenberg, U. Bertram Ellis, Jr., Frank K. Bynum, Jeffrey T. Arnold, David Beirne, Douglas Leone, Frederic W. Gluck, Thomas G. Rosencrants, Jeffrey C. Walker, Thomas R. Wall IV, and Gary C. Wendt, and (ii) the aggregate sum of $5,300,000 has been loaned to and invested in SBI and its affiliates by Robert M. Howe ("Howe") pursuant to the Funding Commitment Agreement dated July 14, 2002 between SBI and Howe, as amended as of September ___, 2002. In the event the foregoing conditions are not satisfied, at the request of SBIS Sellers shall immediately transfer the Retained Assets and all Retained Funds collected by Sellers to SBIS. All Retained Assets in excess of the Retained Funds to be delivered to SBIS under this Amendment shall transfer as part of the Assignment of Intangible and Miscellaneous Assets executed between the parties hereto in connection with the Asset Purchase Agreement.

        b.     The following entities are added as items 11 and 12 of Schedule
1.02 of the Asset Purchase Agreement: (11) Capital stock of Internet Excellence, Inc., a Delaware corporation and (12) Capital stock of iXL International Holdings, Inc., a Delaware corporation.

        2. Effect of Amendment. This Amendment shall be effective as of the date first set forth above. Except as specifically provided in this Amendment, the Asset Purchase Agreement shall remain in full force and effect in accordance with its terms.

                   [SIGNATURE PAGE FOLLOWS ON NEXT FULL PAGE]

        IN WITNESS WHEREOF, Sellers, SBI, and SBIS have entered into this Second Amendment to Asset Purchase Agreement, to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                                   SCIENT, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   IXL ENTERPRISES, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   SCIENT ENTERPRISES, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   IXL, INC.

                                   By: /s/Gerard E. Dorsey
                                       --------------------------------------
                                   Name:  Gerard E. Dorsey
                                   Title: Chief Financial Officer


                                   SBI AND COMPANY

                                   By: /s/ L. Tim Pierce
                                       --------------------------------------
                                   Name:  L. Tim Pierce
                                   Title: EVP


                                   SBI SCIENT INC.

                                   By: /s/ L. Tim Pierce
                                       --------------------------------------
                                   Name:   L. Tim Pierce
                                   Title:  EVP

                                       3